SAFEWAY INC. ANNOUNCES
THIRD QUARTER 2013 RESULTS

Safeway to Exit Chicago Market; Near-Term Tax Benefit of $400 million to $450 million

ID Sales Improve to 1.9%; Earnings Decline on Software Impairment, Higher Shrink and Lower Property Gains

Contact: Christiane Pelz (925) 467-3832

Pleasanton, CA -October 10, 2013

Safeway to Exit Chicago Market
Safeway Inc. announced today that it intends to exit the Chicago market, where it operates 72 Dominick's stores, by early 2014. This will result in a cash tax benefit of $400 million to $450 million which will be available in the short-term to partly offset the cash tax expense on the sale of the net assets of Canada Safeway Limited ("CSL"). We expect to use the cash tax benefit and any other cash proceeds from the disposal of Dominick's properties to buy back stock and to invest in growth opportunities.

Exiting the Chicago market will also trigger a multi-employer pension withdrawal liability which is generally paid evenly over twenty years. We estimate that the present value of the required quarterly cash payments is up to $375 million and that the present value of the related tax benefits is up to $145 million.

The decision to exit the Chicago market was reached after the end of the third quarter of 2013. Therefore, in accordance with generally accepted accounting principles, Dominick's net assets have not been classified as held for sale on the third quarter balance sheet, and its operations have not been included in discontinued operations. We anticipate that Dominick's will be accounted for as a discontinued operation in the fourth quarter of 2013.

Dominick's incurred losses before income taxes of $13.7 million ($0.03 per diluted share) in the third quarter of 2013 and $35.2 million ($0.09 per diluted share) in the first 36 weeks of 2013. The accompanying income statements, balance sheets, statements of cash flow, supplemental information and related discussion include Dominick's in continuing operations. Key financial information about Dominick's is presented in Table 12 to this earnings release.

“The decision to sell Canada Safeway and to exit the Chicago market is consistent with Safeway's priority of maximizing shareholder value," said Robert Edwards, President and CEO. "These actions will allow us to focus on improving and strengthening our core grocery business," added Edwards. "We are continuing to review all of our businesses to optimize our allocation of resources, improve sales and grow operating profits."

Agreement to Sell Canada Safeway
In June 2013, Safeway Inc. announced that it entered into an agreement to sell its Canadian operations through a sale of substantially all of the net assets of CSL to Sobeys Inc., a Canadian food retailer and wholly owned subsidiary of Empire Company Limited for C$5.8 billion in cash (about C$4.0 billion after taxes and expenses). Accordingly, the results of operations from CSL are reported as discontinued operations, and the remaining results of operations are reported as continuing operations. Consistent with this presentation, the discussion of the line items of the income statement, balance sheet, statements of cash flow and supplemental information throughout this announcement refer to the continuing operations of Safeway, unless otherwise noted.

Proceeds from the sale of the net assets of CSL are expected to be used to pay down $2.0 billion of debt, with the majority of the remainder to be used to buy back stock. In addition, some of the proceeds may be used to invest in growth opportunities. The transaction is expected to close in the fourth quarter of 2013.

Earnings Results

Results From Continuing Operations
Income from continuing operations, net of tax, was $18.5 million ($0.07 per diluted share) for the third quarter of 2013 and included an impairment of a warehouse information software project in the amount of $9.9 million, or $6.1 million after tax ($0.03 per diluted share). Much of the benefit from this project was expected to come from Canadian warehouses. With the sale of CSL, Safeway no longer intends to complete this project.

Excluding this impairment charge, income from continuing operations, net of tax, was $24.6 million ($0.10 per diluted share) in the third quarter of 2013 compared to $39.0 million ($0.16 per diluted share) in the third quarter of 2012.

Discontinued Operations
Income from discontinued operations, net of tax, was $47.9 million ($0.20 per diluted share) in the third quarter of 2013 which consisted entirely of Canadian operations. Income from discontinued operations in the third quarter of 2012 was $118.0 million ($0.50 per diluted share) which consisted of $69.0 million from Canadian operations and $49.0 million from the sale of 16 Genuardi's properties and the closure of one Genuardi's property.

Net Income
Net income for the third quarter of 2013 was $65.8 million ($0.27 per diluted share). After adjusting for the $6.1 million impairment charge, net income for the third quarter of 2013 was $71.9 million ($0.30 per diluted share). This compares to net income of $157.0 million ($0.66 per diluted share) in the third quarter of 2012.

Continuing Operations

Sales and Other Revenue
Sales and other revenue increased 1.1% to $8.6 billion in the third quarter of 2013 from $8.5 billion in the third quarter of 2012 primarily due to an identical-store sales (excluding fuel) increase of 1.9%, partly offset by lower fuel sales in 2013 and the disposition of Genuardi's stores in 2012.

Gross Profit
Gross profit declined 36 basis points to 25.81% of sales in the third quarter of 2013 compared to 26.17% of sales in the third quarter of 2012. Excluding the 17 basis-point impact from fuel sales, gross profit declined 53 basis points due primarily to shrink expense and investments in price, partly offset by reduced advertising expense.

Operating and Administrative Expense
Operating and administrative expense increased seven basis points to 24.87% of sales in the third quarter of 2013 from 24.80% of sales in the third quarter of 2012. Excluding the 27 basis-point impact of fuel sales, operating and administrative expense declined 20 basis points, primarily due to reduced labor costs, lower depreciation expense and reduced legal reserves, partly offset by lower property gains and the $9.9 million impairment of the warehouse information software project.

Operating Profit
Operating profit margin declined 43 basis points to 0.94% in the third quarter of 2013 from 1.37% in the third quarter of 2012. Excluding fuel, operating profit declined 33 basis points.

Interest Expense
Interest expense declined to $63.6 million in the third quarter of 2013 from $70.9 million in the third quarter of 2012 because of a $1.1 billion decline in average borrowings, partly offset by a 31 basis-point increase in the average interest rate.

Other Income, net
Other income decreased to $5.3 million in the third quarter of 2013 from $10.3 million in the third quarter of 2012 primarily due to a $4.6 million decline in earnings from our equity investment in Casa Ley.

Income Taxes
Income tax expense on continuing operations declined to 19.6% of pre-tax income in the third quarter of 2013 from 30.5% in the third quarter of 2012. The decrease in rate represents a $2.5 million reduction in tax expense which is composed of individually immaterial items. The tax rate on continuing operations is expected to be approximately 34% in the fourth quarter of 2013 and 27% for the full year 2013.

36-Week Results
Income from continuing operations, net of tax, increased to $131.4 million ($0.54 per diluted share) in the first 36 weeks of 2013, compared to $116.8 million ($0.46 per diluted share) in the first 36 weeks of 2012.

Sales and other revenue was $25.8 billion in the first 36 weeks of 2013 compared to $25.9 billion in the first 36 weeks of 2012. An identical-store sales (excluding fuel) increase of 1.6% and higher revenue from Blackhawk were offset by lower fuel sales and the disposition of Genuardi's stores in 2012.

The gross profit margin was 26.19% in the first 36 weeks of 2013 compared to 26.25% in the first 36 weeks of 2012. Operating and administrative expense margin was 24.93% of sales in the first 36 weeks of 2013 compared to 24.83% in the first 36 weeks of 2012.

Interest expense declined $22.5 million to $192.4 million in the first 36 weeks of 2013 from $214.9 million in the first 36 weeks of 2012 due primarily to a decline in average borrowings.

Other income increased to $28.4 million in the first 36 weeks of 2013 from $19.5 million in the first 36 weeks of 2012 due primarily to an $8.5 million gain on the sale of investments in the second quarter of 2013.

Income tax expense on continuing operations declined to 18.6% in the first 36 weeks of 2013 compared to 32.1% in the first 36 weeks of 2012 due primarily to a $17.2 million ($0.07 per diluted share) tax benefit in the first quarter of 2013 related to the settlement of corporate-owned life insurance ("COLI") policies and a $5.0 million ($0.02 per diluted share) reduction in tax expense due to the resolution of federal income tax matters.

Cash Flow
Net cash flow provided by operating activities declined to $129.6 million in the first 36 weeks of 2013 compared to $140.0 million in the first 36 weeks of 2012. This change was largely due to higher income tax payments, partly offset by lower contributions for pension and post-retirement benefit plans.

Net cash flow used by investing activities declined to $336.4 million in the first 36 weeks of 2013 from $504.4 million in the first 36 weeks of 2012 primarily due to a decline in capital expenditures and proceeds on COLI policies in 2013, partly offset by lower proceeds from the sale of property in 2013.

Net cash flow provided by financing activities increased to $143.1 million in the first 36 weeks of 2013 compared to a use of cash of $478.4 million in the first 36 weeks of 2012. This increase was due primarily to cash used for stock repurchases in 2012 and proceeds from the sale of Blackhawk stock in 2013, partly offset by lower net proceeds from long-term borrowings in 2013.

Free cash flow increased to $381.6 million in the first 36 weeks of 2013 from $194.3 million in the first 36 weeks of 2012.

Capital Expenditures
Safeway invested $181.6 million in capital expenditures in the third quarter of 2013 compared to $139.8 million in the third quarter of 2012. For the first 36 weeks of 2013, capital expenditures were $438.3 million compared to $629.8 million for the first 36 weeks of 2012.

Stock Repurchases
Safeway did not repurchase any shares of its common stock during the first 36 weeks of 2013 under its previously announced stock repurchase program. The remaining board authorization for stock repurchases at quarter-end was approximately $0.8 billion.

Guidance
Safeway's updated guidance for 2013 continuing operations (excluding any reclassification of Dominick's to discontinued operations) is as follows:

•	Non-fuel ID sales growth of 1.6% to 1.9%

•
Adjusted diluted EPS of $0.93 to $1.00, compared to previous guidance of $1.02 to $1.12 and $0.99 in 2012. This guidance assumes no benefit from the proceeds from the sale of our Canadian operations. Excluding Dominick's operating results, guidance for adjusted, diluted EPS is $1.05 to $1.12.

•
Proforma adjusted EBITDA of $1.67 billion to $1.70 billion, compared to $1.74 billion in 2012 and previous guidance of $1.70 billion to $1.73 billion. Excluding Dominick's, proforma adjusted EBITDA guidance is $1.69 billion to $1.72 billion.

•	An increase in adjusted, non-fuel operating profit margin of 10 to 15 basis points, compared to previous guidance of 15 to 25 basis points

•	In addition, our capital expenditures are expected to be approximately $850 million to $875 million, compared to prior guidance of $900 million to $950 million.

•	Free cash flow of $600 million to $650 million

About Safeway
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,406 stores in the United States. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call
Safeway's investor conference call discussing third-quarter results will be broadcast live over the internet at www.safeway.com/investor_relations at 2:00 p.m. PT on October 10, 2013. Click on Upcoming Events to access the call. A replay will be available via webcast for approximately one week following the conference call.
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This press release and related conference call contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, earnings per share, sales growth, profit margins, EBITDA, income tax rates, free cash flow, store dispositions, capital expenditures, estimated proceeds from the sale of our Canadian operations, use of proceeds from the sale of our Canadian operations, estimated timing of close of sale of our Canadian operations, estimated timing of our exit from the Chicago market, estimated range and timing of recognition of cash tax benefit resulting from our exit from the Chicago market, estimated range and timing of payment of multi-employer pension withdrawal liability generated by our exit from the Chicago market and related tax benefits, use of proceeds and cash tax benefit from the disposal of our Dominick's properties and accounting treatment of Dominick's. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables and center of store departments; the impact of generic drugs on pharmacy sales and identical-store sales; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the outcome of the agreement to sell the net assets of Canada Safeway Limited to Sobeys Inc. including: the possibility that the transaction may not close, the possibility that events may transpire that will require the transaction to be modified prior to or at closing, the ability to use proceeds as anticipated, and the ability to project the impact of the transaction on our ongoing operations; the ability to exit the Chicago market; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for existing or new business ventures, including our Blackhawk and Property Development Centers subsidiaries; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our retail stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, subsequent Quarterly Report on Form 10-Q, and Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share amounts)
(Unaudited)

	12 Weeks Ended		36 Weeks Ended
	September 7, 2013	September 8, 2012	September 7, 2013	September 8, 2012

Sales and other revenue	$8,622.0	$8,525.8	$25,824.8	$25,863.6
Cost of goods sold	(6,396.7)	(6,294.6)	(19,061.2)	(19,073.9)
Gross profit	2,225.3	2,231.2	6,763.6	6,789.7
Operating and administrative expense	(2,144.0)	(2,114.5)	(6,438.1)	(6,422.4)
Operating profit	81.3	116.7	325.5	367.3
Interest expense	(63.6)	(70.9)	(192.4)	(214.9)
Other income, net	5.3	10.3	28.4	19.5
Income before income taxes	23.0	56.1	161.5	171.9
Income taxes	(4.5)	(17.1)	(30.1)	(55.1)
Income from continuing operations, net of tax	18.5	39.0	131.4	116.8
Income from discontinued operations, net of tax	47.9	118.0	62.6	236.0
Net income before allocation to noncontrolling interests	66.4	157.0	194.0	352.8
Noncontrolling interests	(0.6)	—	(0.9)	(0.3)
Net income attributable to Safeway Inc.	$65.8	$157.0	$193.1	$352.5

Basic earnings per common share:
Continuing operations	$0.07	$0.16	$0.54	$0.46
Discontinued operations	0.20	0.50	0.26	0.94
Total	$0.27	$0.66	$0.80	$1.40
Diluted earnings per common share:
Continuing operations	$0.07	$0.16	$0.54	$0.46
Discontinued operations	0.20	0.50	0.25	0.94
Total	$0.27	$0.66	$0.79	$1.40
Weighted average shares outstanding:
Basic	239.4	237.1	238.5	249.4
Diluted	241.6	237.1	240.3	249.6

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per-share amounts)
(Unaudited)

	September 7, 2013	Year-end 2012*
ASSETS
Current assets:
Cash and equivalents	$413.1	$352.2
Receivables	556.9	909.0
Merchandise inventories	2,401.1	2,562.0
Prepaid expenses and other current assets	438.1	344.7
Assets held for sale	1,840.8	—
Total current assets	5,650.0	4,167.9
Total property, net	7,732.4	9,224.6
Goodwill	373.6	471.5
Investment in unconsolidated affiliate	202.1	191.7
Other assets	449.5	601.3
Total assets	$14,407.6	$14,657.0

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of notes and debentures	$1,291.9	$294.0
Current obligations under capital leases	48.0	36.2
Accounts payable	2,275.4	3,125.0
Accrued salaries and wages	354.8	460.9
Deferred income taxes	141.5	30.4
Other accrued liabilities	606.8	683.3
Liabilities held for sale	619.7	—
Total current liabilities	5,338.1	4,629.8
Long-term debt:
Notes and debentures	3,844.3	4,831.9
Obligations under capital leases	384.1	411.6
Total long-term debt	4,228.4	5,243.5
Deferred income taxes	202.8	178.5
Pension and post-retirement benefit obligations	681.7	914.5
Accrued claims and other liabilities	727.8	781.5
Total liabilities	11,178.8	11,747.8

Stockholders' equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 608.8 and 605.3 shares issued	6.1	6.1
Additional paid-in capital	4,764.1	4,505.6
Treasury stock at cost: 366.2 and 365.8 shares	(9,129.9)	(9,119.8)
Accumulated other comprehensive loss	(80.3)	(73.8)
Retained earnings	7,639.2	7,585.6
Total Safeway Inc. equity	3,199.2	2,903.7
Noncontrolling interests	29.6	5.5
Total equity	3,228.8	2,909.2
Total liabilities and stockholders' equity	$14,407.6	$14,657.0
*Other accrued liabilities, deferred income taxes (current) and retained earnings have been restated to correct an error in the accounting for multi-employer health and welfare benefits.

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	36 Weeks Ended
	September 7, 2013	September 8, 2012
OPERATING ACTIVITIES:
Net income before allocation to noncontrolling interest	$194.0	$352.8
Income from discontinued operations, net of tax	(62.6)	(236.0)
Income from continuing operations, net of tax	131.4	116.8
Reconciliation to net cash flow (used) provided by operating activities:
Depreciation expense	669.4	698.3
Property impairment charges	34.3	34.3
Share-based employee compensation	40.3	35.6
LIFO expense	—	1.6
Equity in earnings of unconsolidated affiliate	(14.2)	(13.2)
Net pension and post-retirement benefits expense	79.6	88.4
Contributions to pension and post-retirement benefit plans	(41.1)	(69.6)
Gain on property dispositions and lease exit costs, net	(4.8)	(16.7)
Increase (decrease) in accrued claims and other liabilities	4.2	(2.3)
Deferred income taxes	(17.2)	—
Other	(2.4)	15.2
Changes in working capital items:
Receivables	1.6	23.7
Inventories at FIFO cost	(283.3)	(270.6)
Prepaid expenses and other current assets	5.6	10.7
Income taxes	(93.9)	(63.7)
Payables and accruals	208.5	110.2
Payables related to third-party gift cards, net of receivables	(588.4)	(558.7)
Net cash flow provided by operating activities - continuing operations	129.6	140.0
Net cash flow provided by operating activities - discontinued operations	179.7	218.5
Net cash flow provided by operating activities	309.3	358.5

INVESTING ACTIVITIES:
Cash paid for property additions	(438.3)	(629.8)
Proceeds from sale of property	38.0	156.0
Proceeds from company-owned life insurance policies	68.7	—
Other	(4.8)	(30.6)
Net cash used by investing activities - continuing operations	(336.4)	(504.4)
Net cash (used) provided by investing activities - discontinued operations	(46.1)	68.5
Net cash used by investing activities	(382.5)	(435.9)

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	36 Weeks Ended
	September 7, 2013	September 8, 2012
FINANCING ACTIVITIES:
Additions to long-term borrowings	635.1	2,196.5
Payments on long-term borrowings	(636.4)	(1,275.2)
Proceeds from the sale of Blackhawk stock	238.0	—
Purchase of treasury stock	—	(1,274.5)
Dividends paid	(132.3)	(122.0)
Net proceeds from exercise of stock options	48.0	3.8
Other	(9.3)	(7.0)
Net cash flow provided (used) by financing activities - continuing operations	143.1	(478.4)
Net cash flow (used) provided by financing activities - discontinued operations	(2.3)	29.8
Net cash flow provided (used) by financing activities	140.8	(448.6)

Effect of changes in exchange rates on cash	(1.5)	(0.6)
Increase (decrease) in cash and equivalents	66.1	(526.6)

CASH AND EQUIVALENTS:
Beginning of year	352.2	729.4
End of quarter	418.3	202.8
Less cash held for sale	(5.2)	—
Cash and cash equivalents, excluding held for sale	$413.1	$202.8

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA	Continuing Operations
	12 Weeks Ended		36 Weeks Ended
	September 7, 2013	September 8, 2012	September 7, 2013	September 8, 2012

Cash paid for capital expenditures	$181.6	$139.8	$438.3	$629.8
Stores opened	1	1	2	6
Stores closed	7	20	14	37
Stores at end of period	1,406	1,422
Square footage (in millions)	67.9	68.4
Fuel sales	$996.7	$1,065.1	$2,992.6	$3,287.1
Number of fuel stations at end of period	349	345

TABLE 2: IDENTICAL-STORE SALES *
	Continuing Operations		Excluding Dominick's
	12 Weeks Ended September 7, 2013	36 Weeks Ended September 7, 2013**	12 Weeks Ended September 7, 2013	36 Weeks Ended September 7, 2013**
Including fuel sales	0.8%	0.2%	0.8%	0.3%
Excluding fuel sales	1.9%	1.6%	2.0%	1.7%

* Identical-store sales (ID Sales) are defined as stores operating in the same period in both the current year and the prior year, comparing sales on a daily basis. Stores that are open during remodeling are included in ID Sales. Internet sales are included in ID Sales if the store fulfilling the orders is included in the ID Sales calculation. Replacement stores and discontinued operations are excluded.

**ID sales for the first 36 weeks of 2013 were increased by 16 basis points due to the New Year's Eve holiday shift in the first quarter of 2013.

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 3: RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW
	Continuing Operations
	36 Weeks Ended
	September 7, 2013	September 8, 2012
Net cash flow provided by operating activities, as reported	$129.6	$140.0
Decrease in payables related to third-party gift cards, net of receivables	588.4	558.7
Net cash flow provided by operating activities, as adjusted	718.0	698.7
Net cash flow used by investing activities, as reported	(336.4)	(504.4)
Free cash flow	$381.6	$194.3

	Continuing Operations Forecasted Range
	Fiscal 2013
Net cash flow from operating activities	$1,300.0	$1,400.0
Net cash flow used by investing activities	(700.0)	(750.0)
Free cash flow	$600.0	$650.0

TABLE 4: RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS, NET OF TAX TO ADJUSTED EBITDA

	Continuing Operations
	Rolling Four Quarters		36 Weeks Ended	36 Weeks Ended
	September 7, 2013	Fiscal Year 2012	September 7, 2013	September 8, 2012
Income from continuing operations, net of tax	$289.4	$274.8	$131.4	$116.8
Add (subtract):
Noncontrolling interests	(2.2)	(1.6)	(0.9)	(0.3)
Income taxes	98.4	123.4	30.1	55.1
Interest expense	279.2	301.7	192.4	214.9
Depreciation expense	975.5	1,004.4	669.4	698.3
LIFO expense	(0.9)	0.7	—	1.6
Share-based employee compensation	58.3	53.6	40.3	35.6
Property impairment charges	46.3	46.3	34.3	34.3
Equity in earnings of unconsolidated affiliate	(18.5)	(17.5)	(14.2)	(13.2)
Dividend from unconsolidated affiliate	3.8	0.7	3.8	0.7
Adjusted EBITDA	$1,729.3	$1,786.5	$1,086.6	$1,143.8
(Gain) loss from legal settlements/reserves	(29.5)	(46.5)	17.0	—
Gain on sale of equity investments	(8.5)	—	(8.5)	—
Pro forma adjusted EBITDA	$1,691.3	$1,740.0	$1,095.1	$1,143.8

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 5: ASSETS AND LIABILITIES HELD FOR SALE

September 7, 2013
Assets held for sale:
CSL
Cash in stores	$5.2
Receivables	62.7
Merchandise inventories	434.4
Prepaid expenses and other current assets	22.9
Total property, net	1,078.2
Goodwill	93.8
Other assets	4.3
Total CSL assets held for sale	$1,701.5
Other United States real estate assets held for sale	139.3
Total assets held for sale	$1,840.8

Liabilities held for sale:
CSL
Obligations under capital leases	$38.3
Accounts payable	242.2
Accrued salaries and wages	71.3
Other accrued liabilities	49.3
Pension and post-retirement benefit obligations	186.1
Accrued claims and other liabilities	32.5
Total liabilities held for sale	$619.7

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

TABLE 6: RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS, AS REPORTED, TO INCOME FROM CONTINUING OPERATIONS ADJUSTED FOR UNUSUAL CHARGES

	12 Weeks Ended September 7, 2013		36 Weeks Ended September 7, 2013
	Dollars	Diluted EPS	Dollars	Diluted EPS
Income from continuing operations, net of tax, as reported	$18.5	$0.07	$131.4	$0.54
Impairment of warehouse information software project, net of $3.8 tax benefit	6.1	0.03	6.1	0.03
Deferred taxes reversed on COLI policies	—	—	(17.2)	(0.07)
Reduction of tax expense due to resolution of federal income tax matters	—	—	(5.0)	(0.02)
Charges for legal reserves, net of $6.6 tax benefit	—	—	10.4	0.04
Blackhawk distribution expense triggered by IPO, net of $0.9 tax benefit	—	—	4.8	0.02
Gain on sale of investments, net of $3.3 tax expense	—	—	(5.2)	(0.02)
Income from continuing operations, net of tax, as adjusted	$24.6	$0.10	$125.3	$0.52

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

TABLE 7: RECONCILIATION OF INCOME FROM DISCONTINUED OPERATIONS, AS REPORTED TO DISCONTINUED OPERATIONS, AS ADJUSTED

	Discontinued Operations
	12 Weeks Ended		36 Weeks Ended
	September 7, 2013	September 8, 2012	September 7, 2013	September 8, 2012
CSL
Sales and other revenue	$1,454.1	$1,527.9	$4,469.6	$4,591.0

Income from discontinued operations of CSL before income taxes	$71.8	$101.4	$229.9	$287.0
Income tax expense	(23.9)	(32.4)	(167.3)	(92.5)
Income from discontinued operations of CSL, net of income taxes	47.9	69.0	62.6	194.5
Genuardi's
Gain on property dispositions, lease exit costs and property impairment charges	—	80.3	—	68.1
Income tax expense	—	(31.3)	—	(26.6)
Gain from discontinued operations of Genuardi's	—	49.0	—	41.5
Income from discontinued operations, net of income taxes, as reported	$47.9	$118.0	$62.6	$236.0
Tax charge on Canada earnings, previously considered indefinitely invested in Canada			106.7	—
Reduction of tax expense due to resolution of federal tax matters			(11.7)	—
Income from discontinued operations, net of income taxes, as adjusted			$157.6	$236.0

Diluted earnings per common share from discontinued operations:
As reported	$0.20	$0.50	$0.25	$0.94
Tax charge on Canada earnings, previously considered indefinitely invested in Canada			0.44	—
Reduction of tax expense due to resolution of federal income tax matters			(0.05)	—
As adjusted			$0.64	$0.94

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

TABLE 8: RECONCILIATION OF NET INCOME ATTRIBUTABLE TO SAFEWAY INC, AS REPORTED TO NET INCOME ATTRIBUTABLE TO SAFEWAY INC, AS ADJUSTED

	Third Quarter 2013
		Diluted
	Dollars	EPS
Net income attributable to Safeway Inc., as reported	$65.8	$0.27
Impairment of warehouse information software project, net of $3.8 tax benefit	6.1	0.03
Net income attributable to Safeway Inc., as adjusted	$71.9	$0.30

TABLE 9: RECONCILIATION OF 2013 DILUTED EARNINGS PER SHARE GUIDANCE TO ADJUSTED GUIDANCE AND 2012 DILUTED EARNINGS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Continuing Operations
	Fiscal	Current Guidance Fiscal 2013		Prior Guidance Fiscal 2013
	2012	Low	High	Low	High
Diluted earnings per common share	$1.10	$0.95	$1.02	$1.07	$1.17
Impairment of warehouse information software project, net of $3.8 tax benefit	—	0.03	0.03	—	—
Charges for legal reserves	—	0.04	0.04	0.04	0.04
Blackhawk expense triggered by IPO	—	0.02	0.02	0.02	0.02
Gain on sale of investments	—	(0.02)	(0.02)	(0.02)	(0.02)
Deferred taxes reversed on COLI policies	—	(0.07)	(0.07)	(0.07)	(0.07)
Reduction of tax expense due to resolution of federal income tax matters	—	(0.02)	(0.02)	(0.02)	(0.02)
Gain from legal settlements	(0.11)	—	—	—	—
Adjusted diluted earnings per common share, including Dominick's	$0.99	0.93	1.00	$1.02	$1.12
Add Dominick's diluted loss per common share		0.12	0.12
Adjusted diluted earnings per common share, excluding Dominick's		$1.05	$1.12

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 10: RECONCILIATION OF 2013 OPERATING PROFIT MARGIN GUIDANCE FROM CONTINUING OPERATIONS, EXCLUDING FUEL, TO ADJUSTED OPERATING PROFIT MARGIN GUIDANCE FROM CONTINUING OPERATIONS, EXCLUDING FUEL

	Current Guidance on Continuing Operations Basis-Point Improvement		Prior Guidance on Continuing Operations Basis-Point Improvement
	Low	High	Low	High
Operating profit margin basis-point improvement, excluding fuel	—	5	8	18
Impairment of warehouse information software project	3	3	—	—
Charges for legal reserves	5	5	5	5
Blackhawk expense triggered by IPO	2	2	2	2
Operating profit margin basis-point improvement, excluding fuel, as adjusted	10	15	15	25

TABLE 11: RECONCILIATION OF 2013 ADJUSTED EBITDA GUIDANCE

	Current Guidance on Continuing Operations		Prior Guidance on Continuing Operations
	Low	High	Low	High
Adjusted EBITDA	$1,655	$1,685	$1,685	$1,715
Charges for legal reserves	17	17	17	17
Blackhawk expense triggered by IPO	6	6	6	6
Gain on sale of investments	(8)	(8)	(8)	(8)
Proforma adjusted EBITDA guidance	1,670	1,700	$1,700	$1,730
Add Dominick's negative EBITDA	15	15
Proforma adjusted EBITDA, excluding Dominick's	$1,685	$1,715

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)
TABLE 12: DOMINICK'S FINANCIAL DATA

	12 Weeks		36 Weeks		52 Weeks
	September 7, 2013	September 8, 2012	September 7, 2013	September 8, 2012	December 29, 2012

Sales and other revenue	$328.4	$329.0	$991.9	$1,016.2	$1,465.3
Cost of goods sold	(241.2)	(240.2)	(723.9)	(736.0)	(1,065.2)
Gross profit	87.2	88.8	268.0	280.2	400.1
Operating and administrative expense	(100.4)	(98.4)	(301.7)	(306.2)	(449.4)
Operating loss	(13.2)	(9.6)	(33.7)	(26.0)	(49.3)
Interest expense	(0.5)	(0.5)	(1.5)	(1.5)	(2.2)
Loss before income taxes	(13.7)	(10.1)	(35.2)	(27.5)	(51.5)
Income tax benefit	5.3	3.9	13.7	10.7	20.0
Net loss	$(8.4)	$(6.2)	$(21.5)	$(16.8)	$(31.5)
Diluted loss per common share	$(0.03)	$(0.03)	$(0.09)	$(0.07)	$(0.13)

Adjusted EBITDA:
Net loss	$(8.4)	$(6.2)	$(21.5)	$(16.8)	$(31.5)
Income tax benefit	(5.3)	(3.9)	(13.7)	(10.7)	(20.0)
Interest expense	0.5	0.5	1.5	1.5	2.2
Depreciation	6.8	7.2	20.3	21.4	34.2
Property impairment charges	1.8	0.4	2.1	5.5	12.8
Adjusted EBITDA	$(4.6)	$(2.0)	$(11.3)	$0.9	$(2.3)

Net assets	$223.8	$220.9